Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
October 19, 2023
Cass Information Systems Reports Third Quarter 2023 Results
Third Quarter Results
(All comparisons refer to the third quarter of 2022, except as noted)

•Net income of $7.4 million, or $0.54 per diluted common share.
•Increase in total revenues of $2.0 million, or 4.3%.
•Return on average equity of 13.80%.
•Increase in net interest margin to 3.24% from 2.90%.
•Maintained exceptional credit quality, with no non-performing loans or charge-offs.
•Continued to make progress on technology initiatives to increase operational efficiency.
•Signed several new large facility clients.
•Repurchased 73,272 shares of Company stock.
•Increased quarterly dividend to $0.30 per share.
•Authorized the repurchase of up to 500,000 shares of common stock.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported third quarter 2023 earnings of $0.54 per diluted share, as compared to $0.64 in the third quarter of 2022 and $0.52 in the second quarter of 2023. Net income for the period was $7.4 million, a decrease of 16.0% from $8.8 million in the same period in 2022 and an increase of $256,000, or 3.6%, as compared to the second quarter of 2023.

The Company’s financial results have been impacted by a decrease in payment float generated from its transportation clients as a result of a decline in freight rates and a decrease in deposit balances generated from its Cass Commercial Bank clients. The lower level of funding provided by these sources has impacted the Company’s ability to earn interest income on short-term investments. The Company also continues to invest in updating and upgrading its technology platforms in its payment business. The Company anticipates an improvement in profitability levels as compared to the third quarter of 2023 in future quarters as efficiencies are gained around ingesting and processing invoices, new facility clients are onboarded and net interest income improves as a result of net interest margin expansion via repricing of maturing fixed rate loans and investment securities to current market interest rates.
Martin Resch, the Company’s President and Chief Executive Officer, noted, “We continue to update and upgrade the various technology platforms supporting our payments businesses. These technology enhancements, while temporarily increasing expense levels beyond what is necessary to run our business, are creating capacity to meet ongoing business demand, presenting significant revenue opportunities. We have recently signed several new large clients which are expected to increase our facility transaction and dollar volumes by 30-40% over third quarter of 2023 levels and marginally impact freight transaction and dollar volumes. The facilities clients are expected to be fully onboarded by the end of the first quarter of 2024.”
Third Quarter 2023 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.3 billion during the third quarter of 2023, a decrease of 19.8% as compared to the third quarter of 2022 and a decrease of 4.6% as compared to the second quarter of 2023. The decrease in dollar volumes was due to a decrease in the average dollars per transaction to $1,038 during the third quarter of 2023 as compared to $1,231 in the third quarter of 2022 and $1,056 in the second quarter of 2023 as a result of lower fuel costs and overall freight rates. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $5.1 billion during the third quarter of 2023, a decrease of 7.1% as compared to the third quarter of 2022 and an increase of 11.3% as compared to the second quarter of 2023. The change in dollar volumes period to period are largely reflective of seasonality and energy prices.

Processing Fees – Processing fees increased $975,000, or 5.1%, over the same period in the prior year. The increase in processing fee income was largely driven by an increase in ancillary fees and an increase in facility transaction volumes of 3.1%. The Company has experienced recent success in winning facility clients with high transaction volumes which is expected to contribute to more meaningful growth in processing fees beginning in the first quarter of 2024 as these new clients are onboarded. Transportation invoice volumes decreased 4.9% over the same period. The decline in transportation volumes is due to the on-going freight recession.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $345,000, or 3.1%. The increase in financial fee income was primarily due to the increase in short-term interest rates, partially offset by a decline in transportation dollar volumes of 19.8%.

Net Interest Income – Net interest income increased $577,000, or 3.6%. The Company’s net interest margin improved to 3.24% as compared to 2.90% in the same period last year. The increase in net interest income and margin was largely driven by the rise in market interest rates as compared to the same period last year, which is favorable for these financial metrics over the long-term. The positive impact of the increase in the net interest margin was partially offset by a decline in average interest-earning assets of $183.4 million, or 8.2%.

Net interest income increased $534,000, or 3.3%, as compared to the second quarter of 2023. The increase was driven by an increase in average interest-earning assets of $49.0 million, or 2.4%. The Company’s net interest margin declined 1 basis point to 3.24% from 3.25% primarily driven by the migration of certain non-interest bearing deposits to interest-bearing. The Company anticipates its net interest margin will expand in future quarters as a result of 72.4% of the Company’s average funding sources, consisting of deposits and accounts and drafts payable being non interest-bearing. The Company has $109.8 million in U.S. Treasury securities with a weighted average yield of 2.43% maturing at various dates from April through July of 2024. In addition, the recent success of winning new facility clients is expected to generate a significant average volume of non-interest bearing payment float which can be invested at current market interest rates.

Provision for Credit Losses - The Company recorded a provision for credit losses of $125,000 during the third quarter of 2023 as compared to $550,000 in the third quarter of 2022. The provision for credit losses for the third quarter of 2023 was driven by certain changes to assumptions in the Company’s CECL model, partially offset by a decrease in total loans of $16.2 million, or 1.5%, as compared to June 30, 2023.

Personnel Expenses - Personnel expenses increased $2.6 million, or 9.8%. Salaries and commissions increased $1.4 million, or 6.6%, as a result of merit increases and an increase in average full-time equivalent employees of 8.1% due to strategic investment in various technology initiatives. Pension expense increased $745,000. Despite the Company’s defined benefit pension plan being frozen in the first quarter of 2021 resulting in no service cost in subsequent periods, expense increased as a result of the accounting impact of the decline in plan assets during 2022 and corresponding decline in expected return on plan assets for 2023. Other benefits, such as 401(k) match, health insurance and payroll taxes, increased $776,000, or 17.6%, primarily due to the 8.1% increase in average FTEs as well as a significant increase in employer health insurance costs over prior year levels.

Non-Personnel Expenses - Non-personnel expenses rose $1.1 million, or 11.9%. Certain expense categories such as equipment, outside service fees and data processing are elevated as the Company invests in, and transitions to, improved technology. Multiple technology platforms are being maintained prior to switching over to what the Company believes will be more efficient technology platforms for data entry processing by the end of 2023.

Loans - When compared to December 31, 2022, ending loans decreased $43.3 million, or 4.0%. The Company has opted to be more selective in booking new loans as a result of the decline in deposits during the first half of 2023, focusing on building new client relationships rather than transactional opportunities like investment grade leases. The Company expects to experience a more normal level of loan growth in future quarters.

Payments in Advance of Funding – Average payments in advance of funding decreased $43.0 million, or 15.5%, primarily due to a 19.8% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers.

Deposits – Average deposits decreased $112.3 million, or 9.5%, when compared to the third quarter of 2022 but increased $10.0 million, or 0.9% from the second quarter of 2023. Total deposits at September 30, 2023 decreased $79.9 million, or 6.4% as compared to December 31, 2022. The Company experienced deposit attrition during the first six months of 2023 as larger commercial depository clients moved their funds to higher interest rate alternatives outside of Cass Commercial Bank. The Company has experienced a recent increase in its deposit balances as a result of an increase in its deposit rates and increased depositor confidence across the banking industry. During the third quarter of 2023, as compared to the second quarter of 2023, the Company experienced an increase in average interest-bearing deposits of $82.2 million and a decrease in non-interest bearing deposits of $72.2 million as a couple large depository clients transferred funds to interest-bearing accounts.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $112.3 million, or 9.5%. The decrease in these balances, which are non-interest bearing, are primarily reflective of the decrease in transportation dollar volumes of 19.8%. Accounts and drafts payable are a stable source of funding generated by payment float from transportation and facility clients.

Liquidity - The Company maintained strong liquidity during the third quarter of 2023 with average short-term investments, primarily consisting of cash in a reserve account at the Federal Reserve Bank, of $310.8 million. In addition, all of the Company’s investment securities are classified as available-for-sale, and there were no outstanding borrowings at September 30, 2023.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 14.53%, 15.30% and 10.61% at September 30, 2023, respectively. Total shareholders’ equity has decreased $89,000 since December 31, 2022 as a result of an increase in accumulated other comprehensive loss of $7.6 million due to the increase in market interest rates and resulting negative impact on the fair value of available-for-sale investment securities, dividends of $11.9 million and the repurchase of Company stock of $5.2 million, partially offset by year-to-date 2023 earnings of $21.6 million. On October 17, 2023, the Company’s Board of Directors approved an increase in the quarterly dividend to $0.30 per share effective with the dividend payable on December 15, 2023 to shareholders of record on December 5, 2023. The Company’s Board of Directors also authorized the repurchase of up to 500,000 shares of common stock in future periods.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended September 30, 2023	Quarter Ended June 30, 2023	Quarter Ended September 30, 2022	Nine-Months Ended September 30, 2023	Nine-Months Ended September 30, 2022
Processing fees	$19,939	$19,386	$18,964	$58,838	$57,184
Financial fees	11,597	11,662	11,252	34,518	32,406
Total fee revenue	$31,536	$31,048	$30,216	$93,356	$89,590

Interest and fees on loans	12,863	12,931	10,006	38,029	27,890
Interest and dividends on securities	4,392	4,677	4,498	13,863	11,546
Interest on federal funds sold and other short-term investments	3,934	2,100	2,249	9,147	3,423
Total interest income	$21,189	$19,708	$16,753	$61,039	$42,859
Interest expense	4,641	3,694	782	11,579	1,344
Net interest income	$16,548	$16,014	$15,971	$49,460	$41,515
(Provision for) release of credit losses	(125)	120	(550)	335	(850)
(Loss) gain on sale of investment securities	—	(199)	13	(160)	15
Other	1,264	1,224	1,555	3,784	3,260
Total revenues	$49,223	$48,207	$47,205	$146,775	$133,530
Salaries and commissions	23,391	23,617	21,953	69,613	62,516
Share-based compensation	938	909	1,260	3,796	4,431
Net periodic pension cost (benefit)	129	138	(616)	402	(1,847)
Other benefits	5,178	4,768	4,402	15,283	12,650
Total personnel expenses	$29,636	$29,432	$26,999	$89,094	$77,750
Occupancy	908	907	970	2,670	2,801
Equipment	1,789	1,749	1,633	5,188	5,004
Other	7,730	7,251	6,719	22,822	16,233
Total operating expenses	$40,063	$39,339	$36,321	$119,774	$101,788
Income from operations before income taxes	$9,160	$8,868	$10,884	$27,001	$31,742
Income tax expense	1,766	1,730	2,085	5,352	6,123
Net income	$7,394	$7,138	$8,799	$21,649	$25,619
Basic earnings per share	$.55	$.53	$.65	$1.60	$1.89
Diluted earnings per share	$.54	$.52	$.64	$1.56	$1.86

Share data:
Weighted-average common shares outstanding	13,501	13,553	13,542	13,551	13,554
Weighted-average common shares outstanding assuming dilution	13,793	13,854	13,804	13,836	13,807

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) September 30, 2023	(unaudited ) June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$408,435	$270,473	$200,942
Securities available-for-sale, at fair value	615,855	637,513	754,468
Loans	1,039,619	1,055,848	1,082,906
Less: Allowance for credit losses	(13,318)	(13,194)	(13,539)
Loans, net	$1,026,301	$1,042,654	$1,069,367
Payments in advance of funding	258,587	269,180	293,775
Premises and equipment, net	26,257	24,320	19,958
Investments in bank-owned life insurance	48,857	48,564	47,998
Goodwill and other intangible assets	20,849	21,044	21,435
Accounts and drafts receivable from customers	28,710	83,627	95,779
Other assets	71,027	73,421	69,301
Total assets	$2,504,878	$2,470,796	$2,573,023

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$511,292	$679,107	$642,757
Interest-bearing	666,050	512,327	614,460
Total deposits	$1,177,342	$1,191,434	$1,257,217
Accounts and drafts payable	1,082,224	1,021,524	1,067,600
Other liabilities	39,076	42,692	41,881
Total liabilities	$2,298,642	$2,255,650	$2,366,698

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	207,663	206,734	207,422
Retained earnings	141,444	137,996	131,682
Common shares in treasury, at cost	(83,704)	(80,943)	(81,211)
Accumulated other comprehensive loss	(66,920)	(56,394)	(59,321)
Total shareholders’ equity	$206,236	$215,146	$206,325
Total liabilities and shareholders’ equity	$2,504,878	$2,470,796	$2,573,023

Average Balances (unaudited)

($ in thousands)

	Quarter Ended September 30, 2023	Quarter Ended June 30, 2023	Quarter Ended September 30, 2022	Nine-Months Ended September 30, 2023	Nine-Months Ended September 30, 2022
Average interest-earning assets	$2,059,801	$2,010,771	$2,243,219	$2,077,392	$2,196,704
Average loans	1,045,967	1,075,891	984,105	1,065,915	972,698
Average securities available-for-sale	634,835	686,777	776,162	681,820	740,654
Average short-term investments	310,770	185,230	431,516	263,774	451,562
Average payments in advance of funding	234,684	254,869	277,683	243,458	283,431
Average assets	2,395,264	2,370,359	2,617,814	2,421,274	2,587,760
Average non-interest bearing deposits	480,472	552,718	586,872	528,677	594,994
Average interest-bearing deposits	591,556	509,319	597,458	563,994	598,801
Average borrowings	11	3,199	11	2,993	11
Average interest-bearing liabilities	591,567	512,518	597,469	566,987	598,812
Average accounts and drafts payable	1,070,057	1,049,281	1,182,373	1,071,414	1,135,673
Average shareholders’ equity	$212,591	$214,066	$207,247	$212,159	$216,827

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended September 30, 2023	Quarter Ended June 30, 2023	Quarter Ended September 30, 2022	Nine-Months Ended September 30, 2023	Nine-Months Ended September 30, 2022
Return on average equity	13.80%	13.37%	16.84%	13.64%	15.80%
Net interest margin (1)	3.24%	3.25%	2.90%	3.24%	2.61%
Average interest-earning assets yield (1)	4.13%	3.98%	3.04%	3.98%	2.69%
Average loan yield	4.88%	4.82%	4.03%	4.77%	3.83%
Average investment securities yield (1)	2.62%	2.64%	2.35%	2.63%	2.22%
Average short-term investment yield	5.02%	4.55%	2.07%	4.64%	1.01%
Average cost of total deposits	1.72%	1.38%	0.26%	1.42%	0.15%
Average cost of interest-bearing deposits	3.11%	2.88%	0.52%	2.72%	0.30%
Average cost of interest-bearing liabilities	3.11%	2.89%	0.52%	2.73%	0.30%
Allowance for credit losses to loans	1.28%	1.25%	1.26%	1.28%	1.26%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%

Transportation invoice volume	8,925	9,193	9,385	27,216	27,633
Transportation dollar volume	$9,263,453	$9,711,801	$11,549,980	$29,243,706	$33,818,573
Facility expense transaction volume	3,417	3,467	3,315	10,352	9,794
Facility expense dollar volume	$5,096,882	$4,578,490	$5,485,783	$14,988,757	$14,699,903
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.